UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2009

ORTHOVITA, INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-24517	23-2694857
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Great Valley Parkway Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: (610) 640-1775

Not applicable.

(Former Name and Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 17, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Orthovita, Inc. (the “Company”) completed its annual performance and compensation review of certain of the Company’s executive officers and approved 2009 annual base salaries, 2009 bonus target amounts, and year-end 2008 cash bonuses for these officers as set forth in the table below. The cash bonuses payable with respect to 2008, shown in the table below, were awarded in accordance with the Company’s Annual Target Performance Bonus program, adopted by the Board, upon the recommendation and approval of the Committee, and previously disclosed in materials filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

Named Executive Officer	Title	2009 Base Salary	2009 Target Bonus (Percentage of 2009 Base Salary)	2008 Cash Bonus
Douglas Low (1)	Senior Vice President, European Operations	$221,400	38%	$30,390
David J. McIlhenny, Jr.	Senior Vice President, Operations	$213,200	35%	$73,903
Albert J. Pavucek, Jr.	Chief Financial Officer	$219,300	40%	$15,480
Maarten Persenaire, M.D.	Chief Medical Officer	$260,000	40%	$103,000
Christopher Smith	Senior Vice President, Sales and Marketing	$255,500	50%	$73,160	(2)

(1)	Mr. Low receives all cash compensation in British pounds sterling. All cash amounts shown for Mr. Low were translated into U.S. dollars using an average foreign exchange rate for the full-year 2008. Mr. Low’s actual base salary for 2009 will differ from the amount shown based on changes in the exchange rate during 2009.
(2)	Does not include quarterly bonuses earned in 2008 aggregating $74,603.

Neither the annual performance and compensation review for Antony Koblish, President and Chief Executive Officer of the Company, nor the approval of equity compensation awards to the Company’s executive officers for 2009 with respect to performance in 2008, has been completed by the Compensation Committee or the Board. The Company will disclose the 2009 annual base salary, the 2009 bonus target amount, and the year-end 2008 cash bonus for Mr. Koblish, as well as equity compensation awards to the Company’s executive officers, as applicable, in accordance with the rules and regulations of the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOVITA, INC.

By:	/s/ Albert J. Pavucek, Jr.
Chief Financial Officer

Dated: February 20, 2009